Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   May 12, 2016-  Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016. Energy Services earned revenues of $28.0 million and $62.4 million for the three and six months ended March 31, 2016, respectively. Gross profits were $1.7 million and $5.3 million for the three and six months ended March 31, 2016, respectively. Net loss available to common shareholders was $287,000 for the three months ended March 31, 2016, while net income available to common shareholders was $334,000 for the six months ended March 31, 2016. The Company had adjusted EBITDA of $451,000 ($0.03 per share) and $2.5 million ($0.18 per share) for the three and six months ended March 31, 2016, respectively. The backlog at March 31, 2016 was $98.1 million.

Below is a comparison of the Company’s operating results for the three and six months ended March 31, 2016 and 2015:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
	Unaudited	Unaudited	Unaudited	Unaudited

Revenue	$28,005,021	$20,871,013	$62,379,112	$44,016,608

Cost of revenues	26,310,312	19,571,371	57,044,762	40,666,603

Gross profit	1,694,709	1,299,642	5,334,350	3,350,005

Selling and administrative expenses	1,873,550	1,708,396	4,058,176	3,546,598
Income (loss) from operations	(178,841)	(408,754)	1,276,174	(196,593)

Other income (expense)
Other nonoperating income (expense)	(12,752)	15,092	(24,062)	5,813
Interest expense	(198,503)	(155,977)	(431,921)	(342,133)
Gain on sale of equipment	82,121	83,490	113,521	95,393
	(129,134)	(57,395)	(342,462)	(240,927)

Income (loss) from continuing operations before income taxes	(307,975)	(466,149)	933,712	(437,520)

Income tax expense (benefit)	(97,740)	(298,754)	445,091	(98,092)

Income (loss) from continuing operations	(210,235)	(167,395)	488,621	(339,428)

Dividends on preferred stock	77,250	77,250	154,500	154,500

Income (loss) from continuing operations available to common shareholders	(287,485)	(244,645)	334,121	(493,928)

Income (loss) from discontinued operations net of tax expense	-	(27,848)	-	8,994

Net income (loss) available to common shareholders	$(287,485)	$(272,493)	$334,121	$(484,934)

Revenues for the three months ended March 31, 2016 increased $7.1 million compared to the same time period in 2015 primarily due to a $1.6 million revenue increase in petroleum and gas work, a $4.2 million revenue increase in electrical and mechanical services, and a $1.3 million revenue increase in water and sewer and other ancillary projects. Revenues for the six months ended March 31, 2016 increased $18.4 million compared to the same time period in 2015 primarily due to a $5.5 million revenue increase in petroleum and gas work, a $9.8 million revenue increase in electrical and mechanical services, and a $3.1 million revenue increase in water and sewer and other ancillary projects. Gross profit percentages for the three and six months ended March 31, 2016 were 6.1% and 8.6%, respectively, compared to 6.2% and 7.6% for the same time periods in 2015.

Douglas Reynolds, President, commented on the announcement. “We are very excited with the operating results for the first six months of fiscal year 2016. The $62.4 million in revenue represents the second largest volume of first and second quarter revenue in the history of the Company and the $5.3 million gross profit is the largest for the first six months of any fiscal year.” Reynolds continued, “Our main construction season is now underway and we expect to be very busy the rest of this fiscal year and into the first quarter of fiscal year 2017. At March 31, 2016, we had a backlog of $98.1 million, which is our largest backlog since 2012.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
	Unaudited	Unaudited	Unaudited	Unaudited

Net income (loss) available to common shareholders	$(287,485)	$(272,493)	$334,121	$(484,934)

Add: Income tax expense (benefit)	(97,740)	(270,906)	445,091	(107,086)

Add: Dividends on preferred stock	77,250	77,250	154,500	154,500

Add: Interest expense	198,503	155,977	431,921	342,133

Less: Non-operating income	(69,369)	(98,582)	(89,459)	(101,206)

Add: Depreciation expense	629,935	875,967	1,225,612	1,740,122

Adjusted EBITDA	$451,094	$467,213	$2,501,786	$1,543,529

Common shares outstanding	14,239,836	14,239,836	14,239,836	14,239,836

Adjusted EBITDA per common share	$0.03	$0.03	$0.18	$0.11

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact:

Douglas Reynolds, President

304-522-3868